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                                EXHIBIT 3.2(A)

                           AMENDMENT NO. 1 TO BYLAWS
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                           AMENDMENT NO. 1 TO BYLAWS
                  OF WELLS REAL ESTATE INVESTMENT TRUST, INC.
                             DATED MARCH 17, 1999


     Pursuant to a Resolution adopted by the Board of Directors at the Quarterly Meeting of the Board of Directors held on March 17, 1999, Article II, Section 2 of the Bylaws of Wells Real Estate Investment Trust, Inc. is hereby amended to read as follows:

          Section 2.  Annual Meeting.  An annual meeting of the stockholders for
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     the election of directors and the transaction of any business within the powers of the Corporation shall be held on such day during the month of June as the Board of Directors may determine; provided, however, such meeting shall not be held less than 30 days after delivery of the annual report to the stockholders. The purpose of each annual meeting of the stockholders is to elect directors of the Corporation and to transact such other business as may properly come before the meeting.